RELEASE AND TERMINATION

                    THIS RELEASE AND TERMINATION ("Release") is made and entered into as of May 15, 1997 by and among First Union National Bank of Georgia, a national banking association (the "Escrow Agent"), Communications Central Inc., a Georgia corporation (the "Company"), and PhoneTel Technologies, Inc., an Ohio corporation ("Parent").

                    WHEREAS, the parties hereto are parties to an Escrow Agreement dated as of March 14, 1997 (the "Escrow Agreement");

                    WHEREAS, the Company and Parent desire to direct the Escrow Agent to release the Escrow Amount to the Company and to remit earnings and interest thereon to Parent; and

                    WHEREAS, the parties hereto further desire to terminate the Escrow Agreement and the Company and Parent desire to release the Escrow Agent from any further obligations or responsibilities thereunder.

                    NOW, THEREFORE, in consideration of the
          premises and intending to be legally bound hereby, the parties hereto agree as follows:

                    Section 1.  Defined Terms.  Capitalized terms
          used but not otherwise defined herein shall have the meanings ascribed to such terms in the Escrow Agreement.

                    Section 2. Disbursement of Funds. The Company and PhoneTel hereby authorize and direct the Escrow Agent
          (i) to release the Escrow Amount after deduction of the Escrow Agent's fee (as contemplated by Section 6 of the Escrow Agreement) to the Company and (b) to remit to Parent all earnings and interest (adjusted for any increase or decrease in the principal value of any investment or any capital gain or loss, as the case may
          be) on the Escrow Amount.

                    Section 3. Release of Escrow Agent. Effective immediately upon disbursement of funds as contemplated by
          Section 2 hereof, the Company and Parent hereby (i) discharge the Escrow Agent from its duties under the Escrow Agreement and (ii) subject to such disbursement, release the Escrow Agent from any loss or claim whatsoever (including attorneys' fees) in conjunction with the performance of its duties under the Escrow Agreement. The Company and Parent acknowledge and agree that Section 7(b) of the Escrow Agreement shall survive the termination of such agreement by execution of this Release.

                    Section 4.  Termination.  Upon the final
          distribution of funds contemplated by Section 2 hereof, but subject to Section 3 hereof, the Escrow Agreement shall be terminated.

                    Section 5. Counterparts. This Release may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

                    Section 6. Governing Law. This Release shall be construed in accordance with and governed by the internal laws of the State of Georgia without giving effect to the principles of conflicts of law thereof.

                    Section 7.  Benefit.  This Release shall be
          binding upon and inure to the benefit of the parties hereto and the successors and assigns of each of them.


                    IN WITNESS WHEREOF, the parties hereto have affixed their signatures to this Release upon the date first set forth above.

                                        FIRST UNION NATIONAL BANK
                                          OF GEORGIA

                                        By:   /s/ R. Douglas Milner
                                        Title:  Vice President

                                        COMMUNICATIONS CENTRAL INC.

                                        By:  /s/ Rodger L. Johnson
                                        Title:  President and Chief
                                                  Executive Officer

                                        PHONETEL TECHNOLOGIES, INC.

                                        By:   /s/ Peter G. Graf
                                        Title:  Chief Executive
                                                  Officer